Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 25, 2003, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. incorporated by reference in The News Corporation Limited’s Annual Report (Form 20-F) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Los Angeles, California

January 30, 2004